EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Chemical Corporation Reports First Quarter Earnings
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the first quarter of 2015 of $146.3 million, or $1.10 per diluted share, on net sales of $1,103.5 million. This represents a decrease in net income of $11.7 million, or $0.08 per diluted share, compared to the quarter ended March 31, 2014 net income of $158.0 million, or $1.18 per diluted share, on net sales of $1,027.7 million. Net sales for the first quarter of 2015 increased by $75.8 million compared to net sales for the first quarter of 2014, mainly attributable to sales contributed by Vinnolit, our specialty PVC resin business, which we acquired in July 2014, partially offset by lower sales prices for our major products. Income from operations was $229.3 million for the first quarter of 2015 as compared to $248.1 million for the first quarter of 2014. Income from operations for the first quarter of 2015 benefited from improved vinyls integrated product margins, mainly as a result of the cost-advantaged ethane feedstock currently utilized at the Calvert City, Kentucky ethylene plant following the completion of a feedstock conversion and ethylene expansion project, improved production rates at the Geismar, Louisiana chlor-alkali plant and the contribution from Vinnolit as compared to the first quarter of 2014. However, this benefit was more than offset by lower olefins integrated product margins as a result of lower sales prices in the first quarter of 2015 as compared to the prior-year period. Sales prices in the first quarter of 2015 were negatively impacted by the significant decline in crude oil prices.
First quarter 2015 net income of $146.3 million, or $1.10 per diluted share, decreased from the $183.3 million, or $1.37 per diluted share, reported in the fourth quarter of 2014. First quarter 2015 sales of $1,103.5 million decreased $32.4 million compared to sales of $1,135.9 million in the fourth quarter of 2014. The decrease in sales was mainly due to lower sales prices for all of our major products, primarily due to lower crude oil prices, partially offset by higher sales volumes for PVC, caustic and styrene. Income from operations in the first quarter 2015 of $229.3 million decreased by $73.1 million from the $302.4 million reported in the fourth quarter of 2014. The decrease in income from operations was mainly attributable to lower integrated margins resulting from lower sales prices for all of our major products. First quarter 2015 results were negatively impacted by the utilization of the first-in, first-out (FIFO) inventory accounting method as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry primarily due to lower energy and feedstock costs. In addition, first quarter 2015 income from operations was negatively impacted by lost sales, lower production rates and costs associated with a planned maintenance turnaround at our Geismar facility.
Albert Chao, President and Chief Executive Officer, said, "In spite of the lower product prices resulting from a 55% drop in crude oil prices from their 2014 peak, we are pleased with our first quarter results. Our Olefins segment continues to benefit from strong global demand for polyethylene and low-cost feedstocks that are a result of abundant supplies of North American natural gas and natural gas liquids. The planned expansion of our Olefins Petro 1 ethylene unit at our Lake Charles, Louisiana site, which will add 250 million pounds of ethylene capacity, is on schedule for completion in the first half of 2016. Additionally, our Vinyls segment results reflect the benefit of our recent investments, including our ethylene expansion and feedstock conversion from propane to ethane that we completed in 2014 at our Calvert City site, our new chlor-alkali unit that we started up in Geismar at the end of 2013, and our acquisition of Vinnolit."
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $297.0 million for the first quarter of 2015 increased by $0.5 million compared to $296.5 million in the first quarter of 2014. EBITDA for the first quarter of 2015 decreased by $58.3 million compared to EBITDA of $355.3 million in the fourth quarter of 2014. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $190.6 million in the first quarter of 2015. Capital expenditures for the first quarter of 2015 were $95.8 million. As of March 31, 2015, we had cash of $945.6 million, and our long-term debt was $764.0 million.

i

OLEFINS SEGMENT
The Olefins segment reported income from operations of $191.1 million in the first quarter of 2015, a decrease of $81.2 million compared to $272.3 million reported in the first quarter of 2014. This decrease was mainly attributable to lower olefins integrated product margins as a result of lower sales prices, and lower polyethylene sales volume in the first quarter of 2015 as compared to the prior-year period.
Income from operations for the first quarter of 2015 for the Olefins segment of $191.1 million decreased by $52.5 million from the $243.6 million reported in the fourth quarter of 2014. The decrease was primarily due to lower olefins integrated product margins as a result of lower sales prices.

VINYLS SEGMENT
The Vinyls segment reported operating income of $47.1 million in the first quarter of 2015 compared to a loss from operations of $21.1 million in the first quarter of 2014, an improvement of $68.2 million. This improvement was primarily driven by higher vinyls integrated product margins in the first quarter of 2015 mainly as a result of the cost-advantaged ethane feedstock currently utilized at the Calvert City ethylene plant following the completion of the feedstock conversion and ethylene expansion project, as compared to the prior-year period. In addition, first quarter 2015 income from operations benefited from higher caustic soda sales volume primarily attributable to improved production rates at our Geismar chlor-alkali plant and the contribution from Vinnolit as compared to the first quarter of 2014. The first quarter 2014 income from operations was negatively impacted by lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with a maintenance turnaround at our Calvert City facility and the Calvert City ethylene plant's feedstock conversion and expansion project.
The Vinyls segment operating income of $47.1 million in the first quarter of 2015 decreased by $19.2 million from the $66.3 million reported in the fourth quarter of 2014. This decrease was primarily due to lower selling prices for PVC, caustic and building products, partially offset by higher sales volumes for PVC and caustic. In addition, the first quarter 2015 income from operations was negatively impacted by lost sales, lower production rates and costs associated with the maintenance turnaround at our Geismar facility.

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC in February 2015.

This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's first quarter 2015 results will be held Monday, May 4, 2015 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (855) 760-8160, or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 24819326.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Monday, May 11, 2015. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 24819326.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/v6pgxysb/lan/en and the earnings release can be obtained via the company's web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2015	2014

	(In thousands of dollars, except per share data)
Net sales	$1,103,531	$1,027,676
Cost of sales	818,985	740,666
Gross profit	284,546	287,010
Selling, general and administrative expenses	55,266	38,955
Income from operations	229,280	248,055
Interest expense	(9,591)	(9,157)
Other income, net	9,096	2,509
Income before income taxes	228,785	241,407
Provision for income taxes	78,378	83,375
Net income	150,407	158,032
Net income attributable to noncontrolling interests	4,065	—
Net income attributable to Westlake Chemical Corporation	$146,342	$158,032
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$1.10	$1.18
Diluted	$1.10	$1.18

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2015	December 31, 2014

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$945,649	$880,601
Accounts receivable, net	527,127	560,666
Inventories	480,380	525,776
Other current assets	49,006	44,244
Total current assets	2,002,162	2,011,287
Property, plant and equipment, net	2,751,486	2,757,557
Other assets, net	426,137	445,146
Total assets	$5,179,785	$5,213,990

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$453,207	$537,180
Long-term debt	764,027	763,997
Other liabilities	691,809	710,925
Total liabilities	1,909,043	2,012,102
Total Westlake Chemical Corporation stockholders' equity	2,979,858	2,911,511
Noncontrolling interests	290,884	290,377
Total equity	3,270,742	3,201,888
Total liabilities and equity	$5,179,785	$5,213,990

v

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2015	2014

	(In thousands of dollars)
Cash flows from operating activities
Net income	$150,407	$158,032
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,641	45,972
Deferred income taxes	5,331	8,275
Other balance sheet changes	(23,823)	226
Net cash provided by operating activities	190,556	212,505
Cash flows from investing activities
Additions to property, plant and equipment	(95,822)	(110,741)
Proceeds from disposition of assets	—	12
Proceeds from sales and maturities of securities	—	30,119
Purchase of securities	—	(49,025)
Settlements of derivative instruments	(833)	(409)
Net cash used for investing activities	(96,655)	(130,044)
Cash flows from financing activities
Dividends paid	(21,964)	(16,789)
Distributions to noncontrolling interests	(3,558)	—
Proceeds from exercise of stock options	157	2,158
Repurchase of common stock for treasury	(2,000)	—
Windfall tax benefits from share-based payment arrangements	1,701	3,512
Net cash used for financing activities	(25,664)	(11,119)
Effect of exchange rate changes on cash and cash equivalents	(3,189)	—
Net increase in cash and cash equivalents	65,048	71,342
Cash and cash equivalents at beginning of period	880,601	461,301
Cash and cash equivalents at end of period	$945,649	$532,643

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2015	2014

	(In thousands of dollars)
Net external sales
Olefins	$583,077	$722,798
Vinyls	520,454	304,878
	$1,103,531	$1,027,676
Income (loss) from operations
Olefins	$191,103	$272,333
Vinyls	47,086	(21,114)
Corporate and other	(8,909)	(3,164)
	$229,280	$248,055
Depreciation and amortization
Olefins	$26,939	$26,647
Vinyls	31,584	19,168
Corporate and other	118	157
	$58,641	$45,972
Other income (expense), net
Olefins	$2,552	$1,454
Vinyls	5,503	(34)
Corporate and other	1,041	1,089
	$9,096	$2,509

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2014	2015	2014

	(In thousands of dollars)
EBITDA	$355,318	$297,017	$296,536
Less:
Provision for income taxes	98,671	78,378	83,375
Interest expense	9,170	9,591	9,157
Depreciation and amortization	60,092	58,641	45,972
Net income	187,385	150,407	158,032
Changes in operating assets and liabilities	44,359	34,818	46,198
Deferred income taxes	24,508	5,331	8,275
Net cash provided by operating activities	$256,252	$190,556	$212,505

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2015 vs. First Quarter 2014		First Quarter 2015 vs. Fourth Quarter 2014
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-26.9%	+7.6%	-22.9%	+20.3%
Vinyls	-9.0%	+79.7%	-10.9%	+7.8%
Company	-21.6%	+29.0%	-17.2%	+14.4%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015
Ethane (cents/lb)	11.4	9.8	7.9	7.0	6.3
Propane (cents/lb)	30.8	25.2	24.6	18.1	12.6
Ethylene (cents/lb) (2)	55.1	55.5	66.6	56.2	36.6
Polyethylene (cents/lb) (3)	107.7	109.0	110.0	108.7	76.7
Styrene (cents/lb) (4)	86.9	82.2	85.8	73.5	54.3
Caustic soda ($/short ton) (5)	579.2	595.0	588.3	595.0	588.3
Chlorine ($/short ton) (6)	236.7	232.5	232.5	232.5	239.2
PVC (cents/lb) (7)	66.5	69.5	70.2	69.2	65.5
________________

(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.